EXHIBIT 99.1

AIR METHODS
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                                              The #1 Airborne Healthcare Company



                 AIR METHODS ANNOUNCES PRIVATE EQUITY FINANCING


DENVER, CO, December 1, 2003 -- Air Methods Corporation (NASDAQ: AIRM) announced today that it has entered into an agreement to sell shares of its common stock to institutional investors. The transaction is subject to customary closing conditions, and is expected to close later today, December 1, 2003.

The agreement reflects a private placement transaction for 1.2 million shares at a per share price of $8.00. C.E. Unterberg, Towbin acted as placement agent for the offering.

The Company expects to use the net proceeds of the financing for general corporate purposes.

The securities being offered and sold by Air Methods in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold absent registration, unless an exemption from applicable registration requirements is available. However, Air Methods has agreed to file a registration statement with the Securities and Exchange Commission to permit resales of the shares of common stock sold in the private placement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services  and technology. The Air Medical
Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 170 helicopters and fixed wing aircraft.


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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of Rocky Mountain Holdings, LLC operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.


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